EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-113746, 333-160612 and 333-235579 on Forms S-8 of Ingredion Incorporated of our report dated June 23, 2021 appearing in this Annual Report on Form 11-K of the Ingredion Incorporated Retirement Savings Plan for Hourly Employees for the year ended December 31, 2020.

/s/Crowe LLP

Crowe LLP

Oak Brook, Illinois June 23, 2021